NEWS RELEASE

FOR RELEASE: IMMEDIATELY

WAYNE SAVINGS BANCSHARES, INC. ANNOUNCES THE APPOINTMENT OF H. STEWART FITZ GIBBON III AS PRESIDENT AND CHIEF EXECUTIVE OFFICER

Wooster, Ohio (October 30, 2014) – Wayne Savings Bancshares, Inc. (NASDAQ:WAYN), the holding company parent of Wayne Savings Community Bank, announced that the Board of Directors has appointed H. Stewart Fitz Gibbon III to the positions of President and Chief Executive Officer of the Company and the Bank, effective November 3, 2014. As announced on March 17, 2014, Rod C. Steiger, Director, President and Chief Executive Officer of the Company will retire on December 31, 2014.

Mr. Fitz Gibbon joined the Company and the Bank in September, 2005 starting as Senior Vice President, Chief Financial Officer, Secretary and Treasurer and advancing to Executive Vice President, Chief Operating Officer, Chief Risk Officer, Secretary and Treasurer of the Company and President, Chief Operating Officer, Chief Risk Officer, Secretary, Treasurer and Director of the Bank prior to this new appointment. Mr. Fitz Gibbon has over 30 years of experience in the banking industry.

Peggy J. Schmitz, Chair of the Board of Directors, commented that “We are thrilled to announce the appointment of H. Stewart Fitz Gibbon III as President and CEO of Wayne Savings Community Bank and Wayne Savings Bancshares, Inc. Going into the process, we knew that Mr. Fitz Gibbon was an invaluable member of our team, and is highly qualified for the position of CEO. Nonetheless, we wanted to make sure we selected the best possible candidate, so we took the time to complete an exhaustive search, and ultimately determined that Mr. Fitz Gibbon is, in fact, the best person to lead the Bank into the future and help us fulfill our vision."

Established in 1899, Wayne Savings Community Bank, the wholly owned subsidiary of Wayne Savings Bancshares, Inc., has eleven full-service banking locations in the communities of Wooster, Ashland, Millersburg, Rittman, Lodi, North Canton, and Creston, Ohio.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

CONTACT PERSON:	H. STEWART FITZ GIBBON III

Executive Vice President, Chief Operating Officer,

Chief Risk Officer, Secretary and Treasurer

(330) 264-5767

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